As filed with the Securities and Exchange Commission on June 18, 2012

Registration No. _________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMBASSY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	26-3339011
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

100 Gateway Drive, Suite 100
Bethlehem, PA   18017
(610) 882-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Lobach, Jr.
Chairman, President and Chief Executive Officer
Embassy Bancorp, Inc.
100 Gateway Drive, Suite 100
Bethlehem, PA 18017
(610) 882-8800

(Name, address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Charles J. Ferry, Esquire
Kenneth J. Rollins, Esquire
Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108-1146
(717) 233-5731

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or in reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	1,000,000 shares	$4.95	$4,950,000.00	$567.27

(1)
Pursuant to Rule 416(c) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the common stock of Embassy Bancorp, Inc., as reported on the OTCQB Market Tier of the OTC Markets on June 13, 2012, of $4.95 per share.

PROSPECTUS

100 Gateway Drive, Suite 100
Bethlehem, PA  18017
(610) 882-8800

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 Shares of Common Stock, $1.00 par value

We are offering to our shareholders of record the opportunity to purchase shares of Embassy Bancorp, Inc., or Embassy, common stock through our Dividend Reinvestment and Stock Purchase Plan.  Under the Plan, you have the opportunity to use your cash dividends on some or all of your shares of Embassy common stock, as well as optional cash payments, to purchase additional shares of Embassy common stock.

We have reserved 1,000,000 shares for issuance under the Plan.  Pursuant to the Plan, we may sell you shares directly or shares purchased from others by the Plan Agent for Plan accounts, or we may use a combination of these methods.

Until we notify you otherwise, as discussed in the response to Question 12 on page 12 of this prospectus, if we sell you shares directly, whether such shares are purchased with reinvested cash dividends or optional cash payments, the purchase price of the shares will be their fair market value on the investment date.  We will receive all of the proceeds of these direct sales.

If we sell you shares purchased in the open market by the Plan Agent, whether such shares are purchased with reinvested cash dividends or optional cash payments, the purchase price for the shares will be the weighted average purchase price paid by the Plan Agent to acquire such shares.  We will not receive any of the proceeds of these sales.

To participate in the Plan, you must complete, sign and mail an enrollment form to the Plan Agent: Registrar and Transfer Company, Dividend Reinvestment Department, P.O. Box 664, Cranford, NJ 07016. Shareholders who do not wish to participate in the Plan will continue to receive checks for their cash dividends, as declared.

Embassy common stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol “EMYB.”  On June 13, 2012, the last reported sale price of Embassy common stock was $5.00.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The shares of Embassy Bancorp, Inc. common stock offered hereunder are not savings accounts, deposits or other bank obligations, and neither the FDIC nor any other governmental agency insures these securities.  Investing in our common stock involves risks.  SEE “RISK FACTORS” ON PAGE 1 HEREOF.

The date of this Prospectus is June 18, 2012.

No person may give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

-i-

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, relating to the shares of our common stock offered in connection with our Dividend Reinvestment and Stock Purchase Plan.  This  prospectus does not include all of the information in the registration statement.  The registration statement containing this prospectus, including exhibits thereto, provides additional information about us, the Plan and the securities offered.  The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not offering the securities in any state or jurisdiction where the offer is prohibited.  You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references means Embassy Bancorp, Inc., and its subsidiaries, and all references in this prospectus to “stock,” “common stock,” “our stock” or “your stock” refer to our common stock, $1.00 par value per share.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and in any of the other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and in the documents incorporated by reference therein.

Risk Related to Our Business

A continuation of recent turmoil in the financial markets, particularly if economic conditions worsen more than expected, could have an adverse effect on our financial position or results of operations.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and are volatile. This situation is continuing. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and liquidity issues for financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

Economic conditions and the composition of our loan portfolio could impact the level of loan charge-offs and the provision for loan losses and may affect our results of operations.

National and regional economic conditions could impact our loan portfolio. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could further weaken the economies of the communities we serve. Weakness in the market areas we serve could depress our earnings and, consequently, our financial condition because:

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	the overall quality of our loan portfolio may decline.

Any of these scenarios could require that we charge-off a higher percentage of our loans and/or increase our provision for loan losses, which would negatively impact our results of operations.

In this regard, in establishing the size of our allowance for loan losses, we make various general assumptions and judgments about the quality and collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. The amount of our provision for loan losses and the percentage of loans we are required to charge-off may be impacted by adverse developments in and the overall risk composition of the loan portfolio. While we believe that our allowance for loan losses as of March 31, 2012 is sufficient to cover losses inherent in the loan portfolio on that date, we may be required to increase our loan loss provision or charge-off a higher percentage of loans due to adverse developments in or changes in the risk characteristics of the loan portfolio, thereby negatively impacting our results of operations. For example, a decrease in real estate values could cause higher loan losses and require higher loan loss provisions for loans that are secured by real estate.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Our company and Embassy Bank for the Lehigh Valley, or the Bank, our primary operating subsidiary, are subject to extensive regulation, supervision and examination by certain state and federal agencies including the FDIC, as insurer of the Bank’s deposits, the Federal Reserve Board, as regulator of the holding company, and the Pennsylvania Department of Banking, as regulator of Pennsylvania chartered banks. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Decisions of regulatory authorities could adversely impact us.

Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operations, liquidity or stock price.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. Government has intervened on an unprecedented scale, enacting and implementing numerous programs and actions targeted at the financial markets generally and the financial services industry in particular.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law. The Dodd-Frank Act will, over time, implement significant changes to the U.S. financial system, including among others, (i) the creation of a new Bureau of Consumer Financial Protection with supervisory authority, including the power to conduct examinations and take enforcement actions with respect to financial institutions with assets of $10.0 billion or more, (ii) the creation of a Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk, (iii) provisions affecting corporate governance and executive compensation of all companies subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, (iv) a provision that would broaden the base for FDIC insurance assessments, and (v) a provision that would require bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for holding companies with less than $15.0 billion in assets as of December 31, 2009.

The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may have an impact on our operating environment in substantial and unpredictable ways. While some of the Dodd-Frank Act’s provisions were effective immediately, many are to be implemented by rules yet to be promulgated by the applicable regulatory authorities.

The Dodd-Frank Act and the regulations to be adopted are expected to subject financial institutions to additional restrictions, oversight and costs that may have an adverse impact on their business, financial condition, results of operations or the price of the common stock. The Dodd-Frank Act substantially increases regulation of the financial services industry and imposes restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, is uncertain at this time.

Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied or enforced. We cannot predict the substance or impact of the Dodd-Frank Act or other pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

Increases in FDIC insurance premiums may have a material adverse effect on our results of operations.

During 2008 and continuing in 2009, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In addition, the FDIC and the U.S. Congress have taken action to increase federal deposit insurance coverage, placing additional stress on the deposit insurance fund.

In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC increased assessment rates of insured institutions beginning with the first quarter of 2009.

To further support the rebuilding of the deposit insurance fund, the FDIC imposed a special assessment on each insured institution in 2009. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments.

Additionally, on November 12, 2009, the FDIC adopted a final rule that required insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012, along with their quarterly risk-based assessment for the third quarter of 2009.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums. Our expenses for the year ended December 31, 2009 were significantly and adversely affected by these increased and prepaid premiums and the special assessment. These increases and assessment and any future increases in insurance premiums or additional special assessments may materially adversely affect our results of operations.

Changes in interest rates may adversely affect our earnings and financial condition.

Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or reduce net interest income and net income.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities.  However, interest rate risk management techniques are not exact and a rapid increase or decrease in interest rates could adversely affect our financial performance.

Our loan portfolio includes a large number and amount of commercial loans, and commercial real estate related loans, which have a higher degree of risk than other types of loans.

We provide lending services to various types of small businesses, their owners, professionals and other individuals. Commercial loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors that may cause a borrower to be unable to repay its obligations.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, the effectiveness of derivatives and other hedging activities, the fair value of certain financial instruments (securities, derivatives, and privately held investments), income tax assets or liabilities (including deferred tax assets and any related valuation allowance), share-based compensation, and accounting for acquisitions, including the fair value determinations and the analysis of goodwill impairment. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

If we need to, or are compelled to, raise additional capital in the future, that capital may not be available when it is needed and on terms favorable to current shareholders.

Federal banking regulators require us and our banking subsidiaries to maintain adequate levels of capital to support our operations. These capital levels are determined and dictated by law, regulation and banking regulatory agencies.  In addition, capital levels are also determined by our management and Board of Directors based on capital levels that they believe are necessary to support our business operations. As of the date of this prospectus, all three capital ratios for us and our banking subsidiary were above “well capitalized” levels under current bank regulatory guidelines. To be “well capitalized,” banking companies generally must maintain a Tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. However, our regulators may require us or our banking subsidiary to operate with higher capital levels.  For example, regulators recently have required some banks to attain a Tier 1 leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance.  Accordingly, we cannot assure you of our ability to raise additional capital on terms and time frames acceptable to us or to raise additional capital at all. If we cannot raise additional capital in sufficient amounts when needed, our ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect our operations, financial condition and results of operating.  Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets.  If we raise capital through the issuance of additional shares of our common stock or other securities, we would likely dilute the ownership interests of current investors and could dilute the per share book value and earnings per share of our common stock. Furthermore, a capital raise through issuance of additional shares of common stock may have an adverse impact on our stock price.

Our controls and procedures may fail or could be circumvented.

Management has implemented a series of internal controls, disclosure controls and procedures, and corporate governance policies and procedures in order to ensure accurate financial control and reporting. However, any system of controls, no matter how well designed and operated, can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure or circumvention of our controls and/or procedures could have a material adverse effect on our business and results of operation and financial condition.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

We have assembled a senior management team which has substantial background and experience in banking and financial services in the markets we serve. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete actively with other Pennsylvania financial institutions, many larger than us, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. We will likely be generally competitive with all institutions in our service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, and interest rates charged on loans. Many of the institutions with which we compete have substantially greater resources and lending limits and may offer certain services that we do not or cannot provide. Our profitability depends upon our ability to successfully compete in our market area.

Our insiders control a substantial percentage of our stock and therefore have the ability to exercise significant control over our affairs.

As of the date of this prospectus, our directors and executive officers beneficially owned in excess of 30% of our issued and outstanding common stock on a fully diluted basis.  Such persons, as a group, will have sufficient votes to strongly influence the outcome of all matters submitted to our shareholders, including the election of directors.  This concentration of ownership might also have the effect of delaying or preventing a change in control of our company.

Risk Related to our Common Stock and this Offering

The trading volume in our common stock is less than that of larger public companies, which can contribute to volatility in our stock price and adversely affect the liquidity of an investment in our common stock.

Our common stock is not traded on any securities exchange.  Trades in our stock made by certain brokerage firms are reported on the OTCQB Market Tier of the OTC Markets, but trading in our stock is sporadic. The trading history of our common stock has been characterized by relatively low trading volume. This lack of an active public market means that the value of a shareholder’s investment in our common stock may be subject to sudden fluctuations, as individual trades have a greater effect on our reported trading price than would be the case in a broad public market with significant daily trading volume.

The market price of our common stock may also be subject to fluctuations in response to numerous other factors, including the factors discussed in this prospectus, regardless of our actual operating performance. The possibility of such fluctuations occurring is increased due to the illiquid nature of the trading market of our common stock.  Therefore, a shareholder may be unable to sell our common stock at or above the price at which it was purchased, at or above the current market price, or at the time of his, her or its choosing.

Our common stock is equity and is subordinate to all of our existing and future indebtedness.

Shares of our common stock are equity interests in our company and do not constitute indebtedness.  As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in a liquidation of us.  Also, our right to participate in a distribution of assets upon the Bank’s liquidation or reorganization is subject to the prior claims of the Bank’s creditors, including the preferred claims of the Bank’s depositors.

There are restrictions on our ability to pay cash dividends.

There is no assurance that we will pay cash dividends in the future. Future payment of cash dividends, if any, will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our subsidiaries’ ability to pay dividends, as well as guidance issued from time to time by regulatory authorities.

Under guidance issued by the Federal Reserve, as a bank holding company we are advised to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios. As of the date of this prospectus, we met the foregoing criteria for declaring dividends on our common stock.

Additionally, we are an entity separate and distinct from our principal subsidiary, the Bank, and must derive substantially all of our revenue in the form of dividends from that subsidiary.  Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on our common stock.  The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements while maintaining its required capital.

We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.

We are currently authorized to issue up to 20,000,000 shares of common stock, $1.00 par value per share, of which approximately 7,181,297 shares were outstanding as of the date of this prospectus, and up to 10,000,000 shares of preferred stock, $1.00 par value per share, of which no shares were outstanding as of such date.  Our Board of Directors has authority, without action or vote of the shareholders of common stock, to issue all or part of the authorized but unissued shares.  These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders.

Provisions of our Articles of Incorporation could deter takeovers.

Our Articles of Incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise.  As a result, our Board of Directors may decide not to pursue transactions that would otherwise be in your best interests as a holder of our common stock.

Our securities are not insured by any governmental entity, and, therefore, an investment in our securities involves risk.

Our securities are not a bank deposit and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section. As a result, if you acquire our securities, you may lose some or all of your investment.

EMBASSY BANCORP, INC.

Embassy Bancorp, Inc., or the Company, is a Pennsylvania corporation organized on February 7, 2008 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company was formed for the purpose of acquiring Embassy Bank for the Lehigh Valley, the Bank, Bethlehem, Pennsylvania in connection with the reorganization of Embassy Bank into a bank holding company structure.

The Bank, which is the Company’s primary operating subsidiary, was incorporated as a Pennsylvania bank on May 11, 2001 and opened its doors on November 6, 2001. Through its 7 full-service banking offices located in Lehigh and Northampton Counties, Pennsylvania, the Bank offers a range of financial products and services traditionally associated with community banks intended to meet the depository and credit needs of individual consumers, small and medium sized businesses and professionals in its market area.

DESCRIPTION OF THE PLAN

The questions and answers set forth below constitute our Dividend Reinvestment and Stock Purchase Plan in its entirety.  The Plan was adopted by the Company’s Board of Directors on June 14, 2012.

Purpose

1.    What is the Purpose of the Plan?

The purpose of the Plan is to provide shareholders of record of our common stock with a convenient and economical opportunity to reinvest some or all of their cash dividends and make optional cash payments to purchase additional shares of common stock, without payment of any brokerage commission or Plan charge.

At our discretion, we can direct Registrar and Transfer Company, the Plan Agent, to purchase the additional shares directly from us, using either originally issued or treasury shares, or we can direct the Plan Agent to purchase the additional shares in the open market. If we issue new shares of stock or treasury shares instead of purchasing shares in the open market, we will receive new equity capital funds which we will use for general corporate purposes.

Advantages and Disadvantages

2.   What are the Advantages and Disadvantages of the Plan?

You may automatically reinvest some or all of the cash dividends on your shares of common stock in additional shares of Embassy.  You are not required to pay any brokerage commission or Plan charges in connection with your purchases under the Plan.   The Plan permits fractional shares, as well as whole shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Plan because the Plan Agent will do so for you. The Plan Agent also offers safekeeping of other registered shares of our common stock in addition to the shares credited to your account under the Plan. You will receive statements reflecting all current activity in your account, which will simplify your record keeping.

You will be treated as having received dividend income on the dividend payment date for federal income tax purposes and such dividend will generally give rise to a tax liability even though no cash was actually paid to you (see Question 29).  You are not permitted to sell any shares of common stock held in your Plan account.  If you wish to sell shares held in your Plan account, you must first withdraw such shares from the Plan (see “Terminating Participation”).

Administration

3.   Who Administers the Plan?

Registrar and Transfer Company will administer the Plan, keep records, send you statements of account and perform other duties relating to the Plan. As the Plan Agent, it will hold in safekeeping certificates for shares purchased for you under the Plan until termination of your participation in the Plan or until the Plan Agent receives your request for withdrawal of a portion of your shares.  Embassy and the Plan Agent may adopt such procedures as we, in our sole discretion, deem reasonable to facilitate administration of the Plan to ensure compliance with any regulatory changes. The Plan Agent also acts as Transfer Agent for our stock.

Participation

4.   Who is Eligible to Participate?

If you are a holder of record of Embassy common stock, you are eligible to participate in the Plan.  If you do not wish to participate in the Plan, you will receive cash dividends, as declared and paid, by check, wire transfer, or other payment mechanisms.

If you are a beneficial owner who has Embassy common stock registered in a name other than your own (for instance, in the name of a broker or nominee), and you would like to participate in the Plan, you must either make appropriate arrangements for your broker, nominee or other registered holder to participate in the Plan, or you must become a shareholder of record by having at least one share transferred into your own name.

However, an otherwise eligible shareholder who resides in a jurisdiction in which it is unlawful for us to permit participation in the Plan, or in which compliance with the applicable laws in such jurisdiction are deemed by us to be unduly burdensome, will not be eligible to participate in the Plan.

5.   How Do I Participate?

If you are a holder of record of our common stock, you may join the Plan at any time by completing, signing and mailing an enrollment form to the Plan Agent.  The enrollment form and a return envelope is provided for this purpose.  An enrollment form may also be obtained either by:

●	calling the Plan Agent toll free at 1-800-368-5948;

●	accessing the Plan Agent’s website at www.rtco.com; or

●	sending a written request to the Plan Agent in the manner indicated in response to Question 6.

If the Plan Agent receives a completed enrollment form at least five (5) business days but not more than thirty (30) business days prior to any record date for a dividend payment, you will be accepted into the Plan and your dividends will be reinvested for that dividend payment date.  If the Plan Agent receives the signed enrollment form after such date, you may not be eligible to participate in the Plan for the dividend at that date, but your participation in the Plan will commence with the following dividend payment date. Initially, dividend payment dates are anticipated to ordinarily occur in early October with record dates for such dividend payments to occur in early September.  You may contact us or the Plan Agent for information regarding upcoming dividend payment dates and record dates.

The Plan does not represent a change in our dividend policy or a guarantee of future dividends.  The payment of dividends will always be subject to the discretion of our Board of Directors and will depend upon earnings, financial requirements, governmental regulations and other factors.

6.   Where Should I Direct Correspondence Regarding the Plan?

All correspondence concerning the Plan should be addressed to:

Registrar and Transfer Company
Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016

You may also contact Registrar and Transfer Company by phone at: 1-800-368-5948 between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

If you are sending certificates in for safekeeping, send the certificates along with a letter of instruction to the address listed above.  We recommend you use Registered Mail.

Any notice, statement, or report which is required or permitted to be given to you by Embassy or the Plan Agent will be in writing and deemed to be made when mailed to you at the most recent address provided by you to the Plan Agent.

7.  What Does the Enrollment Form Provide?

The enrollment form appoints and authorizes the Plan Agent to reinvest all or a portion of your cash dividends on shares of stock registered in your name.  Please note that cash dividends on whole and fractional shares held in the Plan are automatically reinvested regardless of which investment option is selected.

The enrollment form enables you to purchase additional shares of Embassy common stock by choosing one of the following investment options:

●
Full Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends paid on all shares of Embassy common stock registered in your name and on all shares credited to your account under the Plan, and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

●
Partial Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends on less than all of the shares of Embassy common stock registered in your name, and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.  If you select this option, you must specify the number of shares of stock on which you would like to reinvest your dividends.  You will be sent a check for the dividends on the remaining shares registered in your name.  The dividends on all shares held in the Plan will be reinvested.

●
Optional Cash Payments Only – Directs the Plan Agent to purchase additional shares in accordance with the Plan, without reinvesting dividends on those shares held by a shareholder.  Shares purchased with optional cash payments will be held in the Plan.  The dividends on all shares held in the Plan will be reinvested.

8.   May Additional Cash Amounts be Contributed to the Plan to Purchase Shares of Embassy Common Stock?

Yes, you may send cash to the Plan Agent for investment in additional shares of Embassy common stock.   The Plan Agent should receive optional cash purchases at least five (5) business days but not more than thirty (30) business days prior to an Investment Date.  Funds not received within this time frame will be returned to you without interest. Until we notify you otherwise, optional cash payments will only be invested once annually. You may make an optional cash purchase as follows:

●	Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Registrar and Transfer Company with the enrollment form;

●	At any time after you join the Plan through the use of the detachable stub, which will be attached to each statement of account you receive; or

●	If you have a checking or savings account with a qualified financial institution, by using funds automatically withdrawn from your account via the Automated Clearing House system.

Until we notify you otherwise, you may not make any single optional cash payment of less than One Hundred Dollars ($100.00) or aggregate optional payments that exceed Fifty Thousand Dollars ($50,000.00) during any calendar year.  Amounts less than One Hundred Dollars ($100.00) singly or in excess of Fifty Thousand Dollars ($50,000.00) for the year will be refunded to you without interest.  For purposes of determining the Fifty Thousand Dollars ($50,000.00) limitation, all Plan accounts deemed by us to be under common control or management will be aggregated.

If you participate in the Plan by optional cash payments only, we will continue to pay you cash dividends, if any, on shares registered in your name, and the Plan Agent will apply any optional cash payments received from you to purchase shares of common stock; however, shares purchased with optional cash payments will be held in the Plan.  The Plan Agent will continue to reinvest the dividends on shares held in the Plan.

You have no obligation to make any optional cash payments.

If the Plan Agent does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Agent may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, a “Returned Funds” fee of Twenty Five Dollars ($25.00) will be charged for any returned check or automatic debit rejection. The Plan Agent may place a hold on your account until the “Returned Funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

If you wish to have monies automatically withdrawn from your checking or savings account to purchase stock, you must fill out the necessary information on the enrollment form and enclose a blank deposit slip for a savings account or voided check for a checking account. We will make withdrawals from your account on the fifth (5th) business day preceding an Investment Date until you indicate that you wish for withdrawals to cease. Your election to discontinue withdrawals must be received at least fifteen (15) days before an Investment Date.

9.   How May I Change Options Under the Plan?

You may change investment options by contacting the Plan Agent.  If you choose to contact the Plan Agent by telephone, the toll free telephone number is 1-800-368-5948.  If you prefer to contact the Plan Agent in writing you must complete, sign and mail a new enrollment form to the Plan Agent. Any such change must be received by the Plan Agent at least five (5) business days prior to any record date in order to ensure that your option is changed for that dividend payment (see also Question 7).

Purchases

10.  How Are Shares of Common Stock Acquired Under the Plan?

The Plan Agent uses reinvested dividends and optional cash payments to acquire shares of common stock for you.  In order to fund the Plan, we may, at our discretion, direct the Plan Agent to (1) purchase treasury shares or newly issued shares from us, or (2) purchase shares through a broker or dealer in the open market.

11.  When Will Shares Be Purchased Under the Plan?

On each date that we pay cash dividends (referred to in this prospectus as the Investment Date), we will pay to the Plan Agent the total amount of dividends payable on all shares of Embassy common stock enrolled in the Plan, including shares held in Plan accounts.  The Plan Agent will use this cash, along with any optional cash payments received by the Plan Agent in accordance with the procedures set forth in response to Question 8, to buy shares of Embassy common stock for the account of Plan participants.

The Plan Agent will purchase shares of Embassy common stock directly from us, from others, or in a combination of these methods depending upon the instructions that it receives from us.  Subject to regulatory constraints, we decide this each time shares are purchased for your Plan account.

If the Plan Agent is directed to purchase shares in the open market, the Plan Agent may begin making such purchases on the Investment Date, and will finish them as soon as possible but not later than thirty (30) days after the Investment Date.  We do not have the ability to direct the time or price at which the Plan Agent purchases shares or to select the broker or dealer through or from whom purchases are made.

If dividends cannot be invested during any period in which you are enrolled in the Plan, such funds will be forwarded to you.  You will not be paid interest on such funds.  The first reinvestment of your cash dividends will coincide with the dividend payment date following the Plan Agent’s timely receipt of your completed enrollment form in the manner indicated in response to Question 5.

12.   What Will Be the Price of Shares Purchased Under the Plan?

Until we notify you otherwise, if the Plan Agent purchases shares of Embassy common stock directly from us, whether such shares are purchased for your account using reinvested cash dividends or optional cash payments, the price of the shares will be their “fair market value” on the applicable Investment Date.  See “Determination of Fair Market Value” below.

If the Plan Agent purchases shares of Embassy common stock from others in the open market, and such shares are purchased for your account using reinvested cash dividends or optional cash payments, the price of the shares will be the weighted average of the purchase price of all shares purchased for the Plan in the open market paid by the Plan Agent for the relevant Investment Date.

Determination of Fair Market Value

For purposes of this Plan, “fair market value” as of any date shall be determined on a per share basis as follows:  (i) in the event that our common stock is listed on an established national securities exchange or The NASDAQ Stock Market, Inc., then the fair market value shall be the closing price of our common stock as reported on the relevant Investment Date, or, if no trade occurred on that day, on the next preceding day on which a trade occurred; (ii) in the event that our common stock is not listed on an established national securities exchange or The NASDAQ Stock Market, Inc., but is then quoted by a customary reporting service or market (including the OTC Markets Group, Inc. or the Over-The-Counter Bulletin Board), then the fair market value shall be the average of the mean between the last reported “bid” and “asked” prices each day over the ten trading days preceding the relevant Investment Date, as reported by the applicable customary reporting service or market; and (iii) in the event that our common stock is not listed on an established national securities exchange or The NASDAQ Stock Market, Inc. or subject to reported transactions or quotations as set forth above, then the fair market value shall be determined in good faith by our Board of Directors.

Trades in our common stock made by certain brokerage firms are reported on the OTCQB Market Tier of the OTC Markets under the symbol “EMYB.”

13.   How Many Shares Will Be Purchased for Me?

Your account will be credited with the number of shares (including fractional shares) equal to the total amount to be invested, divided by the applicable purchase price per share.

14.   Will I Incur any Expenses in Connection with Purchases Under the Plan?

No. We will pay any brokerage fees, service charges, or other fees incurred on any purchases under the Plan. Such payments will not be included in your per share purchase price, but will be deemed to be income for tax purposes (see Question 29).

Reports to Participants

15.   What Kind of Reports Will Be Sent To Me?

After each purchase, the stock acquired for your account will be credited as soon as practicable to your account and you will be furnished with a statement of your holdings. The statements are a cumulative record of current activity plus the cost of purchases. You should retain all statements for tax purposes. If you request a reconstruction of your Plan transactions, you must reimburse the Plan Agent for its costs in assembling such data if still available. The Plan Agent will not retain such records indefinitely.

In addition, you will receive future prospectuses for the Plan and the information needed for reporting dividend income for federal income tax purposes.

Dividends on Fractional Shares

16.   Will I Receive Dividends on Fractions of Shares Held in My Account?

Yes. Dividends on all whole and fractional shares will be computed to the nearest cent, credited to your account, and reinvested in additional shares in accordance with your instructions on your enrollment form.

Certificates for Shares

17.   Will Certificates Be Issued for Stock Purchased Under the Plan?

Stock purchased under the Plan will be registered in the name of the Plan Agent (or its nominee), and certificates for such shares will not be issued to you unless requested. Instead, the number of shares credited to your account under the Plan will be shown on your statement. This service eliminates the need to safekeep certificates against loss, theft or destruction.

Certificates for any number of whole shares credited to your account will be issued at any time upon your request for a service fee of $10.00. You can use the tear off portion of your account statement or write a letter of instruction that can be mailed to the Plan Agent at the address shown in the response to Question 6. Certificates for fractions of shares will not be issued. Any remaining whole and fractional shares will continue to be held in the Plan, and dividends declared thereon will continue to be reinvested.

When certificates are issued to you, future dividends on these shares are treated in accordance with your instructions as indicated in your most recent enrollment form. However, if your account is reduced to zero as a result of the withdrawal of shares and you are not reinvesting the dividends on any shares owned by you of record, you are deemed to have withdrawn from the Plan.

An institution that is required by law to maintain physical possession of certificates must make a separate request for the issuance of certificates for each cash dividend.

18.   In Whose Name Will Certificates Be Registered When Issued?

Your account will be maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued at your request.

Sale, Transfer and Pledging of Shares

19.   What Happens When I Sell or Transfer the Shares Registered in My Name?

If you dispose of all of the shares of common stock registered in your name, but you still have shares credited to your account under the Plan, the Plan Agent will continue to reinvest the dividends on those shares credited to your account, subject to termination of your participation (see Questions 22-25).

20.   What Happens When I Sell or Transfer a Portion of the Shares Registered in My Name and Held For My Account Under the Plan?

If you are reinvesting the cash dividends on all of the common stock registered in your name and dispose of a portion of such shares, the dividends on the remaining shares registered in your name and those credited to your account will continue to be reinvested.

If you are reinvesting the cash dividends on less than all of the common stock registered in your name and you dispose of a portion of such shares, the Plan Agent will continue to reinvest the dividends on the same number of shares as originally authorized as long as you have at least that number of shares still registered in your name. You will be sent a check for the dividends on any remaining shares registered in your name.

21.   May Shares in a Plan Account Be Pledged or Assigned?

No. If you wish to pledge stock credited to your account, you must request that certificates for such shares be issued in your name.

Terminating Participation

22.   How Do I Terminate My Participation in the Plan?

You must contact the Plan Agent in order to terminate your participation. You may either choose  to write a letter of instruction or fill out the tear off portion of your account statement. You may mail your request to the address shown in the response to Question 6.

Upon termination, and for a service fee of $10.00, the Plan Agent will issue a certificate for all whole shares held in your account under the Plan and a cash payment for any fraction of a share, valued at the fair market value of Embassy common stock on the date of such termination.

23.   When May I Terminate My Participation in the Plan?

You may terminate your participation in the Plan at any time by contacting the Plan Agent.  If the Plan Agent receives the request to withdraw at least three (3) business days before the record date, the dividend will be paid to you. If the Plan Agent receives the request to withdraw less than three (3) business days prior to the record date, the dividend (or designated portion thereof) may be invested for your account and the Plan Agent would then terminate your account after the purchase date.

24.   May I Terminate the Reinvestment of Dividends on Shares Held in My Name and Still Remain in the Plan?

Yes. You may terminate the reinvestment of dividends paid on shares registered in your name and leave shares previously purchased for your account in the Plan. The dividends on all shares held in the Plan will be reinvested.

25.   May the Plan Agent Terminate My Interest in the Plan?

Yes. The Plan Agent may terminate your interest in the Plan by notice in writing to you. Upon termination, the Plan Agent must follow the procedures set forth in response to Question 22.

Other Information

26.   How Is My Account Handled When I Die?

The Plan Agent will hold your account and reinvest cash dividends as usual until there is contact from the legal representative of your estate. The legal representative can request transfer instructions from the Plan Agent. These same procedures will be followed in the event you are adjudicated incompetent.

27.   What Happens If Embassy Issues a Stock Dividend or Declares a Stock Split?

Any whole or fractional shares issued in connection with a stock dividend or stock split by us on shares of common stock held in the Plan for your account will be credited to your account. Stock dividends or split shares issued on shares registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

28.   How Will My Shares Be Voted at Meetings of Shareholders?

For each meeting of shareholders, you will receive a proxy card that will enable you to vote all whole shares registered in your name, if any, as well as all whole shares credited to your account under the Plan and, if properly signed, will be voted as marked. As in the case of nonparticipating shareholders, if your proxy is not properly marked, all of your whole and fractional shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned or returned unsigned, those shares will be voted only if you or your representative votes in person at the meeting.

29.   What Are the Federal Income Tax Consequences of Participation In the Plan?

Generally, the U.S. federal income tax consequences of participating in the Plan are as follows:

Reinvested Dividends.  In the case of reinvested dividends, when shares are acquired for a participant’s account directly from us, the participant must include in gross income a dividend equal to the number of shares purchased with reinvested dividends multiplied by the fair market value of the common stock on the relevant dividend payment date.  The participant’s basis in such shares will also be equal to the fair market value of the shares on the relevant dividend payment date.

Alternatively, when shares are purchased for a participant’s account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the purchase price of the shares purchased for his account, plus his pro rata share of any brokerage commissions paid by us which are attributable to the purchase of the participant’s shares.  The participant’s basis in such shares will be equal to the purchase price of the shares, plus his allocable share of any brokerage commissions.

Optional Cash Payments.  In the case of shares purchased directly from us with optional cash payments, a participant will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the relevant Investment Date over the amount of the optional cash payment.  A participant’s basis in such shares will be the amount of such excess, if any, plus the amount of the optional cash payment.

In the case of shares purchased on the open market with optional cash payments, a participant will be treated as having received a dividend to the extent of his pro rata share of any brokerage commissions paid by us.  A participant’s basis in such shares will be equal to the purchase price of the shares, plus his allocable share of any brokerage commissions.

Additional Information.  The foregoing discussion assumes that we will, from time to time, have earnings and profits for federal tax purposes in excess of our distributions to shareholders, which is expected to be the case.  A prospective participant should also note that the Internal Revenue Service could take the position that the fair market value of a share of Embassy common stock on any relevant Investment Date for federal income tax purposes may not necessarily be equal to the “fair market value” at which Plan accounts purchase shares under the Plan, as discussed in response to Question 12.  The holding period for shares of Embassy common stock acquired pursuant to the Plan will begin the day after the date the shares are credited to a participant’s account.  In the case of any participant as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, we will reinvest dividends net of the amount of tax withheld.

A participant will not realize taxable income upon the issuance of a certificate for a whole number of shares held for his account under the Plan.  However, a participant who receives a cash payment in lieu of the issuance of a fractional share will realize gain or loss with respect to such fractional share.  Gain or loss will also be realized upon the sale or exchange of shares of common stock acquired under the Plan.  The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share.  Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset.  Such capital gain or loss will be long-term if the shares sold were held by the participant for more than one year and otherwise will be short-term.

The foregoing is only a brief summary of certain federal income tax consequences of participating in the Plan and does not constitute tax advice.  The summary appearing above does not discuss all of the tax consequences of participating in the Plan and may not address the tax consequences to any given participant in view of his individual circumstances.  Participants should consult their own tax advisors as to the federal, state and local tax consequences of Plan transactions. Certain tax information will be provided to participants by the Plan Agent (See Question No. 15 above).

30.   What Is the Plan Agent's Responsibility under the Plan?

The Plan Agent, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of any of the following:

●	the failure to terminate your account upon your death;

●	the price or prices at which shares are purchased for your account;

●	the times when such purchases are made; or

●	fluctuation in market value of our common stock.

If we determine not to sell that number of shares required to invest all funds available for investment on a relevant Investment Date and in the event that the Plan Agent is unable to purchase sufficient shares in market  transactions to invest all available funds, the Plan Agent and Embassy shall not be accountable for the inability to make purchases at such times.  The Plan Agent will promptly mail to you a check payable to your order in the amount of any unapplied funds, without interest thereon.

31.   May the Plan Be Changed Or Discontinued?

We reserve the right to amend, suspend, modify or terminate the Plan in any manner and at any time. Notice will be sent to you of any suspension, material modification or termination. The Plan Agent reserves the right to resign at any time upon reasonable notice to us in writing. We may terminate and appoint a new Plan Agent at any time upon like notice. Notice of any material amendment, modification, suspension or termination will be sent to you. Upon such notice, you shall in all events have the right to withdraw from the Plan in accordance with its terms.

32.   Who Interprets and Regulates the Plan?

We reserve the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan's operations.

33.   What Law Governs the Terms and Conditions of the Plan?

The terms and conditions of the Plan and its operations are governed by the laws of the Commonwealth of Pennsylvania, and to any federal laws regulating us or the Plan Agent.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock through the Plan only if the purchases are made directly from us rather than by the Plan Agent in the open market.  We will use any such proceeds for general corporate purposes.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon by Rhoads & Sinon LLP, as outside general counsel to Embassy.

EXPERTS

The consolidated financial statements of Embassy Bancorp, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of ParenteBeard LLC, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

The Pennsylvania Business Corporation Law of 1988, as amended, provides that a corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of such claim.  Our bylaws have provisions providing for indemnification against certain liabilities, potentially including liabilities arising under the Securities Act of 1933, as amended.  We are also authorized by statute to procure insurance protecting such persons against liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement with the Securities and Exchange commission, or SEC, under the Securities Act of 1933, as amended, registering the offer and sale of Embassy common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan.  This prospectus constitutes part of the registration statement.  The registration statement, including the exhibits and schedules attached thereto and the information incorporated by reference contains additional relevant information about us and the securities not included in this prospectus.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy this information and the registration statement at the SEC’s Public Reference Room, located at 100 F Street, N.W., Room 1580, Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC.  The address of that web site is www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC.  We incorporate into this prospectus the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 30, 2012.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012.

●	Our Current Reports on Form 8-K filed on May 7, 2012, June 14, 2012 and June 15, 2012.

●
The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 11, 2008 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus.  Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Embassy Bancorp, Inc.
100 Gateway Drive, Suite 100
Bethlehem, PA   18017
Attention: Corporate Secretary
Phone No.: (610) 882-8800

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words.  You should not place undue reliance on these forward-looking statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus or the documents incorporated by reference herein.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

These forward-looking statements are based on current expectations, estimates and projections about Embassy Bancorp, Inc.’s business, management’s beliefs and assumptions made by management.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, all of which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any document that we incorporate by reference into this prospectus.  If anyone gives you any such information, you should not rely on it.

We do not imply by the delivery to you of this prospectus or the sale of any Embassy Bancorp, Inc. common stock hereunder that there has been no change in the affairs of Embassy Bancorp, Inc. since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

1,000,000 Shares

Common Stock

EMBASSY BANCORP, INC.

Dividend Reinvestment and Stock Purchase Plan

PROSPECTUS

Dated  June 18, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Estimated fees and expenses payable by Embassy in connection with the issuance and distribution of the common stock following the effectiveness of this Registration Statement are provided below:

Registration Fee	$567.27	*
Printing Expenses	$3,900.00
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$2,500.00
Blue Sky Fees	$2,135.00
Miscellaneous	$500.00

Total	$19,602.27

* Represents actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.

Article VIII of the Registrants bylaws provides as follows:

Section 8.1.  Indemnification of Officers and Directors. Subject to the limitation hereinafter set forth, the institution shall indemnify each Director and each Officer of the institution or of any organization that he is serving as a Director or Officer at the request of the institution and his heirs and executors or administrators to the full extent permitted by law against, and reimburse him for, all liability and reasonable expense, including but not limited to, court costs, attorneys fees and the amount paid in any settlement approved as hereinafter provided, incurred or expended in connection with any claim or proceeding in which he may be involved because of anything he may have done or omitted to do as a Director or Officer of the institution or of any organization that he may have served as a Director or Officer at the request of the institution.  Such indemnification shall not impair any other right any such person may have.

The indemnity and reimbursement herein provided for shall not extend or apply to any liability and expense of any such Director or Officer in any proceeding in which he shall be finally adjudged to have been grossly negligent or to have willfully misconducted himself in the performance of his duties as such Director or Officer, nor to any amount paid to the institution itself.  Indemnity shall apply to and reimbursement be given for an amount paid in settlement only if there shall be a determination, with the advice of counsel for the institution, by members of the Board of Directors not involved in the claim or proceeding and forming a majority of the whole Board of Directors, or by a disinterested person or persons named by the Board of Directors, that the amount is reasonable and that the Director or Officer has not been grossly negligent and has not willfully misconducted himself in his acts or omissions as such Director or Officer in the matter settled.

Item 16.	Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Actof 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registran relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on this 18th day of June, 2012.

EMBASSY BANCORP, INC.

By:	/s/ David M. Lobach, Jr.
David M. Lobach, Jr.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Embassy Bancorp, Inc., a Pennsylvania corporation (the “Company”), constitutes and appoints David M. Lobach, Jr., Judith A. Hunsicker, and Kenneth J. Rollins, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 18, 2012.

Signature	Capacity

/s/ David M. Lobach, Jr.	Chariman, President & Chief Executive Officer
David M. Lobach, Jr.

/s/ Judith A. Hunsicker	Chief Financial Officer
Judith A. Hunsicker

Director
Frank Banko, III

/s/ Geoffrey F. Boyer	Director
Geoffrey F. Boyer

/s/ John P. Brew	Director
John P. Brew

/s/ Robert D. Daday	Director
Robert D. Daday

/s/ John G. Englesson	Director
John G. Englesson

/s/ Elmer D. Gates	Director
Elmer D. Gates

Director
M. Bernadette Holland

Signature	Capacity

/s/ Bernard M. Lesavoy	Director
Bernard M. Lesavoy

/s/ John C. Pittman	Director
John C. Pittman

Director
John T. Yurconic

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

23.1	Consent of ParenteBeard LLC.

23.2	Consent of Rhoads & Sinon LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Embassy Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (set forth in full under the heading “Description of the Plan” in the prospectus).

99.2	Embassy Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

99.3	Embassy Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan Form of Transmittal Letter.